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Exhibit 11.     Statement Re: Computation of Per Share Earnings



                                          Fiscal Year Ended
                             February 1,      February 3,     January 28,
                                1997             1996            1995
                                ----             ----            ----
                                (In thousands, except per share data)

Net Income                       $ 6,264           $ 9,773        $16,903

Weighted average
shares outstanding
during the period                 15,775            15,770         15,914

Common equivalent
shares                                 *                 *              *
                                 -------            ------         ------

Number of shares for
purposes of calculating
net income per common
and common equivalent
share                             15,775            15,770         15,914
                                 =======           =======        =======


Net income per common and
common equivalent share            $0.40             $0.62          $1.06
                                 =======           =======        =======

*  Less than 3% dilutive

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